File No. 811-21637

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                              AMENDMENT NO. 1 TO
                                   FORM N-8A

                         NOTIFICATION OF REGISTRATION
                       FILED PURSUANT TO SECTION 8(a) OF
                      THE INVESTMENT COMPANY ACT OF 1940


          The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, and in connection with such Notification of Registration submits the following information:

Name:  DIVERSIFIED INCOME STRATEGIES PORTFOLIO, INC.


Address of Principal Business Office (No. & Street, City, State, and Zip
Code):

          DIVERSIFIED INCOME STRATEGIES PORTFOLIO, INC.
          800 Scudders Mill Road
          Plainsboro, New Jersey 08536

Telephone Number (including area code): (609) 282-2800

Name and Address of Agent for Service of Process:

          Robert C. Doll, Jr.
          800 Scudders Mill Road
          Plainsboro, New Jersey 08536

Check Appropriate Box:

          Registrant filed a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the original filing of Form N-8A:

          YES |X|                                                    NO |_|

                                  SIGNATURES


     Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Amendment to the Notification of Registration to be duly signed on its behalf in the City of Plainsboro and State of New Jersey on the 19th day of January, 2005.



                                DIVERSIFIED INCOME STRATEGIES PORTFOLIO, INC.




                                By:   /s/ Donald C. Burke
                                     ---------------------------------------
                                     Name:   Donald C. Burke
                                     Title:  Vice President




Attest:   /s/ Alice A. Pellegrino
       --------------------------------
       Name:   Alice A. Pellegrino
       Title:  Secretary